EXHIBIT 10.4


                 FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

         This First Amendment ("Amendment") is effective as of May 19, 1999, to that certain Loan and Security Agreement among AREAWIDE CELLULAR, L.L.C. (formerly known as Source One Wireless I, L.L.C.), a Delaware limited liability company (the "Borrower"), the financial institutions listed on the signature pages hereof as Lenders (the "Lenders"), and FOOTHILL CAPITAL CORPORATION, as agent (the "Agent"):

                              W I T N E S S E T H:

         WHEREAS, the Borrower, the Lenders, and the Agent are parties to that certain Loan and Security Agreement dated as of October 20, 1998, (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement");

         WHEREAS, the Borrower has failed to perform obligations to the Lenders under the Loan Agreement including, without limitation, its obligation to repay all Obligations on or before the Maturity Date (the "Maturity Default");

         WHEREAS, the Lenders have agreed to waive the Maturity Default pursuant to a letter agreement dated July 19, 1999 and the term sheet attached thereto;

         WHEREAS, the Borrower has requested that the Agent and the Lenders extend the Maturity Date and otherwise amend the Loan Agreement in a manner provided herein;

         WHEREAS, the Agent and the Lenders have agreed to the requested extension and other amendments under terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Amendment to Article 1. Article 1 of the Loan Agreement, Definitions and Construction, is hereby amended by deleting the following definition in its entirety and replacing it with the following:

                  "'Maximum Revolving Amount' means $9,500,000, as such amount is reduced from time to time pursuant to
                  Section 2.2 hereof"

         2. Amendment to Section 2.1. Section 2.1 of the Loan Agreement, Revolving Advances, is hereby amended by adding the following new subsection (m) at the end of such section:

                  "(m) Advances Discretionary. Notwithstanding any other provision of the Agreement from and after the effective date of the First Amendment to the Agreement,

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                  the Lenders will make Advances to the Borrower
                  pursuant to the terms of the Loan Agreement only in their sole and absolute discretion."

         3. Amendment to Section 2.2. Section 2.2 of the Loan Agreement is hereby amended by deleting the words "intentionally omitted" and by inserting the following:

                  "Commencing as of October 1, 1999, and continuing on the first day of each month thereafter through and including May 1, 2000, Borrower shall pay to Lenders, and the Maximum Revolving Amount shall be reduced by, $50,000 each month.

                  Commencing January 20, 2000 for the quarter then ended December 31, 1999 and on the twentieth day of each month immediately following each quarter ending thereafter, Borrower shall pay to Lenders, and the Maximum Revolving Amount shall be reduced by, Borrower's Excess Cash Flow for such quarter then ended. For purposes hereof, the term "Excess Cash Flow" means EBITDA, plus extraordinary gains excluded in determining EBITDA, minus $550,000 and minus, for the applicable quarter when paid, the Source One Payment and the Waiver Fee."

         4. Amendment to Section 3.4. Section 3.4 of the Loan Agreement, Term; Renewal, is hereby amended by deleting such section in its entirety and replacing it with the following:

                  "This Agreement shall continue in full force and effect for a term ending May 19, 2000, unless sooner terminated pursuant to the terms hereof (the "Maturity Date"). The Agent (on behalf of the Lender Group) shall have the right to terminate the Lender Group's obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default."

         5. Amendment to Section 7.20. Section 7.20 of the Loan Agreement is hereby amended by deleting the phrase "Intentionally Omitted" and replacing it with the following:

                  "FINANCIAL COVENANT. Trailing Three-Month EBITDA. Measured monthly, commencing January 1, 2000 for the trailing three-month period ending December 31, 1999 and for each


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                  month thereafter, fail to maintain EBITDA greater
                  than zero for such immediately preceding trailing three-month period."

         6. Amendment to Section 8. Section 8 of the Loan Agreement, Events of Default, is hereby amended by deleting Section 8.14 in its entirety and substituting the following:

                  "8.14 If the principal amount of the Obligations (together with all accrued interest not paid when due), as reduced pursuant to Section 2.2 hereof, exceeds an amount equal to $9,500,000 minus the amounts required to be paid pursuant to Section 2.2 hereof."

         7. Waiver. The Agent and the Lenders hereby agree to waive the Maturity Default; provided, however, that such waiver shall be effective only with respect to such specifically defined Maturity Default, and that Lenders may exercise all of their respective rights and remedies as may be available under the Loan Agreement, the Loan Documents and under applicable law, upon the occurrence of any other Event of Default (other than an existing Event of Default as of the date hereof actually known by Lenders), including, without limitation, failure of Borrower to repay all of the Obligations on or before the Maturity Date as extended hereby. In consideration for the foregoing waiver, Borrower shall pay Lenders a waiver fee (for the account of the Lenders on a pro rate basis in accordance with their Commitments) in the amount of Fifty Thousand Dollars ($50,000) (the "Waiver Fee"), which Waiver Fee shall be fully earned as of the date and payable upon first available Excess Cash Flow (determined without regard to the Waiver Fee or the Source One Payment (defined below)).

         8. No Other Amendments. Except for the amendments and the waiver expressly set forth above, the terms of the Loan Agreement and other Loan Documents shall remain unchanged and in full force and effect. Borrower acknowledges and expressly agrees that the Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Loan Agreement and the other Loan Documents.

         9. Representations and Warranties. The Borrower hereby represents and warrants in favor of the Agent and each Lender, as follows:

                  (a) the Borrower has the corporate power and authority (i) to enter into this Amendment, and (ii) to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

                  (b) this Amendment has been duly authorized, validly executed and delivered by one or more authorized signatories of the Borrower, and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms;


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                  (c) the execution and delivery of this Amendment and
         performance by the Borrower under the Loan Agreement, as amended hereby, do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower which has not already been obtained, nor contravene or conflict with the charter documents of the Borrower, or the provisions of any statute, judgment, order, indenture, instrument, agreement or undertaking, to which the Borrower is a party or by which any of its properties are or may become bound; and

                  (d) as of the date hereof, and after giving effect to this Amendment and the waiver set forth in paragraph 7 above, (i) no Default or Event of Default exists under the Loan Agreement or is caused by this Amendment, and (ii) each representation and warranty set forth in
         Article 5 of the Loan Agreement is true and correct.

         10. Loan Document. This Amendment shall be deemed to be a Loan Document for all purposes. Any and all references to the Loan Agreement and any other Loan Document shall be deemed to refer to the Loan Agreement as hereby amended.

         11. Release. As partial consideration for the execution of this Amendment, the Borrower, for itself and each of its subsidiaries, their successors-in-title, legal representatives and assignees and, to the extent the same is claimed by right of, through or under the Borrower, or its Subsidiaries, for its or their past, present and future employees, agents, representatives, officers, directors, shareholders, and trustees, does hereby forever remise, release and discharge the Agent and the Lenders, individually and collectively, and the Agent's and the Lenders' respective successors-in-title, legal representatives and assignees, past, present and future officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals and all other persons and entities to whom the Agent or the Lenders, individually and collectively, would be liable if such persons or entities were found to be liable to the Borrower or its Subsidiaries (hereinafter, collectively the "Releasees"), from any and all manner of action and actions, cause and causes of action, counterclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, damages, judgments, expenses, compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature relating to, arising out of or in connection with the Loan Agreement, including but not limited to, acts, omissions to act, actions, negotiations, discussions and events resulting in the finalization and execution of this Amendment, as, among and between the Borrower or its Subsidiaries and any of the Releasees, such claims whether now accrued and whether now known or hereafter discovered, from the beginning of time through the date hereof, and specifically including, without any limitation, any claims of liability asserted or which could have been asserted with respect to, arising out of or in any manner whatsoever connected directly or indirectly with any "lender liability-type" claim. For purposes of the preceding sentence, the Borrower and any of its Subsidiaries shall be deemed to assert a claim or cause of action when such a claim or cause of action, otherwise meeting the prerequisites of the previous sentence, is asserted by the Borrower or any of its Subsidiaries in legal or equitable proceedings instituted by the Borrower, its Subsidiaries or any third party.


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         12. Expenses. The Borrower agrees to pay all reasonable expenses of the
Agent and the Lenders incurred in connection with this Amendment, including, without limitation, all fees and expenses of counsel to the Agent.

         13. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

         14. Definitions. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.

         15. Effectiveness. This Amendment shall be effective as of the date first set forth above upon the Agent's receipt of:

         i. a counterpart hereof duly executed by the Borrower and the Lenders;

         ii. a duly executed original of the First Amendment to Guaranty Agreement executed by Harris Family Areawide, LLC ("Harris Areawide"), in form and substance satisfactory to Lenders;

         iii. duly executed original of the Second Amendment to Subsidiary Guaranty executed by Borrower, in form and substance satisfactory to Lenders;

         iv. Second Amendment to Subsidiary Guaranty ("Areawide Parent Guaranty Amendment") executed by Areawide Cellular, Inc. ("Areawide Parent"), in form and substance satisfactory to Lenders;

         v. a certificate executed by the secretary of Areawide Parent, together with (w) certified copies of the resolutions of the directors and shareholders of Areawide Parent authorizing, among other things, the amendment of its certificate of incorporation authorizing the issuance of preferred stock, and reservation of preferred stock and common stock for issuance to Lenders, as more fully contemplated by the Areawide Parent Guaranty Amendment, (x) certified copy of certificate of amendment to certificate of incorporation authorizing such preferred stock, (y) certified copy of Certificate of Powers, Designations Preferences and Rights of Preferred Stock, as contemplated by such Areawide Parent Guaranty Amendment, and (z) certified copy of the Bylaws of Areawide Parent;

         vi. a certificate executed by the secretary of Borrower, together with
(w) certified copy of its certificate of formation, (x) certified copy of its operating agreement, (y) certificate of good standing from the Secretary of State of Delaware, and (z) resolutions approving this Amendment and the Second Amendment to Subsidiary Guaranty described above;

         vii. certificate executed by the secretary of Harris Areawide, together with (w) certified copy its certificate of formation, (x) certified copy of its operating agreement,


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(y) certificate of good standing from the Secretary of State of Delaware and (z)
certified copy of the resolution approving the First Amendment to Guaranty Agreement described above,

         viii. legal opinions in form and substance satisfactory to Lenders regarding (y) corporate authority, due authorization, valid execution and delivery, and enforceability of foregoing agreements for each of Borrower, Areawide Parent and Harris Areawide and (z) due authorization of amendments to certificate of incorporation of Areawide Parent, authorizing the preferred stock described above, and validity and force and effect of such amendments; and

         ix. such other documents, instruments and other agreements executed by the Borrower, Areawide Parent, Harris Areawide or their respective Affiliates, as Agent may reasonably require.

         16. Source One.

         (a) Borrower acknowledges that Source One, as debtor-in-possession, is, together with certain of its Affiliates, attempting to sell its business(es) and otherwise dispose of its assets (collectively, the "Sales"). Borrower covenants and agrees not to oppose, restrict or otherwise interfere with any aspect of any of the Sales. Borrower's breach of this Section 16 shall constitute an Event of Default.

         (b) From the first available Excess Cash Flow after the date hereof (determined without regard to the Source One Payment defined below), Borrowers shall make payment to Source One of not less than $19,247 (the "Source One Payment") to be held by Source One for further application to obligations for shared overhead between Borrower and Source One for the period through October 31, 1999, subject to bankruptcy court approval;

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused it to be executed by the duly authorized officers, effective as of the day and year first written above.


                                       AREAWIDE CELLULAR, L.L.C.(formerly known as Source One Wireless I, L.L.C.)


                                       By   /s/ Darryl P. Jacobs
                                       Its  Secretary and General Counsel

                                       FOOTHILL CAPITAL CORPORATION, for itself as Agent and as one of the Lenders


                                       By   /s/ Sheri Fenenbock
                                       Its  Vice President


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                                       LASALLE NATIONAL BANK


                                       By   James Thompson
                                       Its  Group Senior Vice President


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